Exhibit 8.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218
August 9, 2005

Midlantic Office Trust, Inc.
11200 Rockville Pike, Suite 620
Rockville, Maryland 20852
Midlantic Office Trust, Inc.
Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
     We have acted as tax counsel to Midlantic Office Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-11 registration statement (File No. 333-124933) filed with the Securities and Exchange Commission (“SEC”) on May 13, 2005, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 14,671,500 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.
     The Company intends to invest in commercial office properties located in the mid-Atlantic region through Midlantic Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”). In connection with the Offering, the Operating Partnership intends to acquire nine commercial office properties (the “Properties”), consisting of eighteen office buildings, from Bresler & Reiner, Inc. in exchange for cash. The Company will engage local, third-party managers to provide property management services for its Properties. The Company will file an election to treat Midlantic Services, Inc., a Delaware corporation (“Services”), as a taxable REIT subsidiary. Services will conduct property management, development, and other activities.

Midlantic Office Trust, Inc.
August 9, 2005

        In giving this opinion letter, we have examined the following:
1.	the Company’s Articles of Amendment and Restatement, filed on July 27, 2005, with the Department of Assessment and Taxation of the State of Maryland;

2.	the Company’s Bylaws (the “Bylaws”), in the form filed as an exhibit to the Registration Statement;

3.	the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”), in the form filed as an exhibit to the Registration Statement;

4.	the Limited Liability Company Agreement of Midlantic Office Properties, LLC, dated as of March 25, 2005 (the “LLC Agreement”);

5.	the Registration Statement and the prospectus (the “Prospectus”) contained as part of the Registration Statement; and

6.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.
        In connection with the opinion rendered below, we have assumed, with your consent, that:
1.	each of the documents referred to above (other than the Bylaws and the Operating Partnership Agreement) has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Bylaws and the Operating Partnership Agreement will be executed in a form substantially similar to the forms filed as an exhibit to the Registration Statement;

3.	during its taxable year ending December 31, 2005 and future taxable years, the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;

4.	the Company will not make any amendments to its organizational documents, the organization documents of any of its subsidiaries, the Operating Partnership

Midlantic Office Trust, Inc.
August 9, 2005

Agreement, or the LLC Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for federal income tax purposes for any taxable year; and

5.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
        In connection with the opinion rendered below, we have also assumed the correctness of the factual representations contained in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable regulations, and published administrative interpretations thereof.
        Based on the assumptions set forth above, the representations set forth in the Officer’s Certificate and the discussion in the Prospectus under the heading “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
        (a) the Company’s organization and proposed method of operation will enable it to qualify as a REIT pursuant to sections 856 through 860 of the Code for its taxable year beginning on the business day prior to the closing of the Offering and ending December 31, 2005, and in the future; and
        (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the captions “Risk Factors—Tax Risks of our Business and Structure” and “Federal Income Tax Considerations” are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.
        We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

Midlantic Office Trust, Inc.
August 9, 2005

        The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.
        The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
        The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Hunton & Williams LLP

07796/01655/09346

66246.000002 ATLANTA 581800v1